[GRAPHIC OMITTED]                                                Exhibit 99.1

                                              Date:    December 5, 2003
                                              Contact:  Patricia Aberle
                                              Title: Director of Admin.
                                              732 747-6995 X333

FOR IMMEDIATE RELEASE
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                   Storage Engine Receives Third Party Summons

                          and Complaint in Civil Matter


Tinton Falls, New Jersey, December 5, 2003--Storage Engine, Inc. (OTCBB: SENG) a provider of fault tolerant information systems, storage solutions and document imaging solutions, announced today that the Company and its President and Chief Executive officer Gregg M. Azcuy, have been joined as Third Party defendants in a civil complaint which was filed on or about October 9, 2003 by the US (Boston U.S. Attorney Office) (the Government) against Dynamics Research Corporation
(DRC). The Government is seeking damages and other relief against DRC under the Anti-Kickback Act of 1986 and the False Claims Act and various common law causes of action as described in the complaint filed by the Government. In the third party complaint, DRC seeks to hold the Company responsible for damages for which DRC might be held liable in the suit by the Government in connection with the sale of computer products and related services by the Company.

The suit against DRC seeks to hold DRC responsible for losses suffered by the US Air Force as the result of fraudulent activity on the part of two employees of DRC, which assisted the Air Force in procuring computer-related products. The two employees of DRC have pled guilty and have been sentenced in connection with the fraudulent activity.

DRC alleges that the Company and Mr. Azcuy participated in the fraudulent activity and should indemnify DRC against damages incurred as a result of the Government's civil action.

As previously reported by the Company, in December 2000, the United States Attorney's Office in Boston, Massachusetts advised the Company through its attorneys that the United States government has no present intentions of filing charges against the Company or any of the Company's employees. In late 2002, the Company was contacted through its counsel by an Assistant United States Attorney in the Civil Division of the United States Attorney's office in Boston who raised the question of whether the Company had civil responsibility to the government for the events described above. The government indicated its belief that it may have civil causes of action against the


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Company under Federal,  state and common law arising from or in connection  with the work performed for, and billings to, the Federal government. Discussions are ongoing between the government and Company counsel regarding the merits of such causes of action and the possible settlement of the same prior to any possible litigation.

The Company believes that all product shipments and payments made by the Company were properly authorized; and that the Company has not violated any Federal laws in connection with its sale of computer products, which were ultimately received by the U.S. Air Force. The Company disputes the claims made by DRC and the Company intends to vigorously defend this action. If the Company is not successful in this lawsuit, or an acceptable settlement cannot be reached, such lawsuit or settlement could have a material adverse effect on the consolidated financial condition, results of operations and cash flows of the Company.

About Storage Engine, Inc. (SEI)

Storage Engine (SEI) is a provider of cost effective data storage solutions, and document imaging solutions for departments and enterprises that serve a wide range of business and government markets along with a wide range of other services to enable the capture, tracking, storing, sharing and utilization of information assets cost effectively.

For more information,  point your Web browser to www.storageengine.com,  or call
                                                 ---------------------
1-800-322-7462.

This release contains forward-looking statements under the Federal Securities Laws. Actual results could vary materially. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, changes in business conditions, changes in Storage Engine's sales strategy and product development plans, changes in the data storage or network marketplace, competition between Storage Engine and other companies that may be entering the data storage host/network attached markets, competitive pricing pressures, continued market acceptance of Storage Engine's open systems products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time-to-time in Storage Engine's filings at the U.S. Securities and Exchange Commission.